Exhibit 99.1

HISTOGENICS CORPORATION ANNOUNCES FINANCIAL AND OPERATING RESULTS

FOR THE FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2017

– NeoCart® Top-line Phase 3 Clinical Trial Data and Potential Biologics License Application Filing

Remain on Track for Third Quarter of 2018 –

– NeoCart Licensing Agreement with MEDINET Co. Ltd. Provides Important Source of Funding and

Enables Development and Potential Commercialization in Japanese Market –

– Company to Host Conference Call and Webcast Today at 8:30 a.m. EDT –

WALTHAM, Mass., March 15, 2018 /GLOBE NEWSWIRE/ – Histogenics Corporation (Histogenics) (Nasdaq: HSGX), a leader in the development of restorative cell therapies (RCTs) that may offer rapid-onset pain relief and restored function, announced its financial and operational results for the quarter and year ended December 31, 2017.

“We achieved multiple, significant milestones in our global development strategy for NeoCart in 2017, providing a strong foundation for additional value creation in 2018. With the completion of enrollment in the NeoCart Phase 3 clinical trial in the first half of 2017, we are on track to report top-line data from this trial and potentially submit a Biologics License Application for this novel restorative cell therapy in the third quarter of 2018. In parallel we are initiating pre-commercialization activities for the U.S. market in advance of a potential launch of NeoCart in fourth quarter of 2019, and we continue to hear positive anecdotal feedback from our investigators regarding NeoCart patients,” stated Adam Gridley, President and Chief Executive Officer of Histogenics. “We also made significant progress on the international expansion of the NeoCart platform by completing formal discussions with the Japan Pharmaceuticals and Medical Devices Agency on the development and regulatory pathway for NeoCart in Japan. Our robust historical data packages and the PMDA conclusions were instrumental in our ability to complete the licensing agreement with MEDINET for the rights to develop and commercialize NeoCart in Japan.”

2017 and Recent Milestones

NeoCart Clinical, Regulatory and Commercialization

•	Completed enrollment for NeoCart Phase 3 clinical trial: In June 2017, Histogenics enrolled the final patient for its 249-patient Phase 3 randomized, controlled clinical trial conducted against the current standard of care, microfracture. The trial is being conducted under a Special Protocol Assessment with the United States Food and Drug Administration (the FDA).

•	Executed licensing agreement for the development and commercialization of NeoCart in Japan with MEDINET Co., Ltd. (MEDINET): In December 2017, Histogenics entered into an agreement with MEDINET, a pioneering leader in the development and commercialization of cancer immuno-cell therapy technologies, for the development and commercialization of NeoCart for the Japanese market. The agreement included a $10 million up-front payment, potential total payments of up to $87 million in total milestones and tiered royalties on sales. MEDINET intends to initiate NeoCart clinical development in Japan in the second half of 2018, and may enter the Japanese market in 2021, if approved.

•	Completed formal discussions with the Japan Pharmaceuticals and Medical Devices Agency (PMDA) to establish the development/regulatory pathway for NeoCart in Japan: Histogenics successfully concluded formal discussions with the PMDA in the second quarter of 2017. Feedback from the PMDA was positive and included the determination that a 30-patient, one-year confirmatory clinical trial with Japanese patients, comparing NeoCart to microfracture, would be sufficient for applying for full Marketing and Manufacturing Authorization in Japan in conjunction with data from Histogenics’ fully enrolled U.S. Phase 3 clinical trial. Additionally, the PMDA agreed that NeoCart would be regulated as a Regenerative Medicine Product, as covered by the recently enacted laws in Japan, and that Histogenics may supply the confirmatory clinical trial from the U.S. using the current good manufacturing processes (cGMP) for NeoCart.

•	Confirmed significant unmet need in cartilage repair through U.S. and Japan NeoCart market research: Histogenics conducted primary market research in the U.S. and Japan with approximately 200 orthopedic and sports medicine surgeons across both markets. The findings provide support for Histogenics’ assumptions regarding the size of each market, the lack of satisfactory solutions, and confirm the need for a novel cartilage repair therapy. Surgeons noted a strong desire for a safe and effective alternative to microfracture that may potentially offer patients a more rapid recovery from pain and return to function as well as a durable treatment response.

NeoCart Data Publications and Presentations

•	Generated additional peer-reviewed data that may support the upcoming NeoCart regulatory submissions and highlight the potential of Histogenics’ RCT platform: The published results included analyses of the compressive properties of engineered cartilage tissue grown with chondrocytes seeded in a porous scaffold in a study titled “In Vitro Culture Increases Mechanical Stability of Human Tissue Engineered Cartilage Constructs by Prevention of Microscale Scaffold Buckling,” which appeared in the peer-reviewed Journal of Biomechanics. In addition, a study appearing in the Journal of Orthopaedic Research entitled “Mechanical Properties and Structure-Function Relationships of Human Chondrocyte-Seeded Cartilage Constructs After In Vitro Culture” evaluated 3-D bioprinting of collagen and chondrocytes. These studies may support both process optimization and a potential Biologics License Application (BLA) filing for NeoCart, as well as the future development of additional product candidates based on the RCT technology platform.

•	Podium and poster presentations at Orthopedic Research Society (ORS) Annual Meeting: Dr. Shuichi Mizuno, Ph.D., a scientific founder of NeoCart, Assistant Professor, Orthopedic Surgery, Brigham and Women’s Hospital (BWH), and Harvard Medical School, delivered a podium presentation on NeoCart and Histogenics’ RCT technology platform at the ORS Annual Meeting on March 10, 2018. In addition, three additional poster presentations on NeoCart were presented during the meeting. Data presented on these posters are available here.

Corporate

•	Enhanced executive team ahead of potential approval and commercialization of NeoCart: In October 2017, Histogenics promoted Stephen Kennedy from Chief Technology Officer to Executive Vice President & Chief Operating Officer. In June 2017, Donald Haut was appointed Chief Business Officer. Both individuals possess strong professional experience that will be instrumental as Histogenics prepares for potential NeoCart commercial manufacturing and launch.

•	Completed registered direct financing: In January 2018, Histogenics raised net proceeds of $5.9 million dollars from a registered direct offering of its common stock. The proceeds from the offering provided an important source of additional funding and flexibility in advance of a potential NeoCart BLA filing.

2018 Corporate Objectives

•	Report NeoCart top-line Phase 3 data and submit BLA: Assuming positive results from the report of top-line superiority data from the NeoCart Phase 3 clinical trial in the third quarter of 2018, Histogenics remains positioned to submit a BLA with the FDA thereafter in the third quarter of 2018.

•	Continue advancement of NeoCart U.S. commercialization strategy: In advance of potential FDA approval of NeoCart, Histogenics intends to continue to prepare for a potential NeoCart launch in the U.S., including the assembly of a leading Clinical Advisory Board, the further development of marketing and reimbursement strategies and the initial development of sales and medical science liaison territories.

•	Leverage collaborations to generate and publish additional data to support BLA and foreign regulatory filings and potential U.S. commercialization of NeoCart: Histogenics expects to continue to generate data from its collaborations with BWH, Cornell University (Cornell) and Intrexon Corporation (Intrexon). Anticipated presentations and publications in 2018 include additional biomechanical and three-dimensional printing data from the collaboration with Cornell, the use of chondrocytes to develop new products to treat additional soft-tissue and musculoskeletal-related disorders from the collaboration with BWH and proof-of-concept data from studies combining Intrexon’s induced Pluripotent Stem Cell (iPSC) technology and Histogenics’ NeoCart platform to manufacture next generation, NeoCart restorative cell therapies using iPSC-derived chondrocytes.

•	Secure additional manufacturing capacity: Subject to positive top-line data from the NeoCart Phase 3 clinical trial, Histogenics intends to initiate the design and buildout of additional space to support expected increased commercial manufacturing requirements in future years following the initial launch of NeoCart.

•	Support MEDINETS’ Japan clinical trial and regulatory activities: Histogenics is working closely with MEDINET on the development of NeoCart for the Japanese market. Specifically, the companies intend to work on the preparation of a clinical trial notification to support the planned NeoCart Phase 3 clinical trial in Japan in the second half of 2018. In addition, Histogenics intends to continue to explore additional licensing opportunities for NeoCart outside of North America.

Financial Results for the Year Ended December 31, 2017

Histogenics’ loss from operations was $(25.0) million for the year ended December 31, 2017, compared to $(30.3) million for the year ended December 31, 2016. The decrease in operating loss was driven by a reduction in research and development expenses and partially offset by an increase in general and administrative expenses.

Research and development expenses were $15.6 million for the year ended December 31, 2017, compared to $21.6 million for the year ended December 31, 2016. The decrease was primarily due to decreases in collaboration, consulting and temporary labor expenses, clinical trial-related costs, personnel-related expenses and repairs and maintenance costs concurrent with the wind up of enrollment in our NeoCart Phase 3 clinical trial. General and administrative expenses were $9.4 million for the year ended December 31, 2017, compared to $8.5 million for the year ended December 31, 2016. The increase was primarily due to increased activities related to potential commercialization of NeoCart and was driven by increases in personnel-related costs, professional fees and facility-related and stock-based compensation expenses.

Basic net loss attributable to common stockholders was $(22.5) million for the year ended December 31, 2017, or $(0.99) per share, compared to $(13.9) million, or $(0.97) per share, for the year ended December 31, 2016. The increase in basic net loss attributable to common stockholders is attributable to the conversion into common stock in 2017 of a significant portion of the convertible preferred stock issued in connection with the 2016 private placement and changes in the fair value of the warrants issued in connection with the 2016 private placement, both of which were offset by a reduction in operating expenses in 2017 relative to 2016. Diluted net loss attributable to common stockholders was $(22.5) million for the year ended December 31, 2017, or $(0.99) per share, compared to $(31.4) million, or $(2.18) per share, for the year ended December 31, 2016. The difference in diluted net loss per share is primarily due to a reduction in operating expenses.

At December 31, 2017, Histogenics had cash, cash equivalents and marketable securities of $8.0 million, compared to $31.9 million at December 31, 2016. Cash at December 31, 2017 excludes approximately $9.0 million net of expenses received in January 2018 in connection with the licensing agreement entered into with MEDINET in December 2017 and $5.9 in net proceeds from the registered direct offering completed in January 2018.

Histogenics expects total operating expenses of between $29 million and $31 million for the year ending December 31, 2018 and believes its current cash position will be sufficient to fund its operations into the fourth quarter of 2018.

Conference Call and Webcast Information

Histogenics management will host a conference call on Thursday, March 15, 2018 at 8:30 a.m. EDT. A question-and-answer session will follow Histogenics’ remarks. To participate on the live call, please dial (877) 930-8064 (domestic) or (253) 336-8040 (international) and provide the conference ID “7394538” five to ten minutes before the start of the call.

To access a live audio webcast of the presentation on the “Investor Relations” page of the Histogenics website, please click here. A replay of the webcast will be archived on Histogenics’ website for approximately 45 days following the presentation.

About Histogenics Corporation

Histogenics (Nasdaq: HSGX) is a leader in the development of restorative cell therapies that may offer rapid-onset pain relief and restored function. Histogenics’ lead investigational product, NeoCart, is designed to rebuild a patient’s own knee cartilage to treat pain at the source and potentially prevent a patient’s progression to osteoarthritis. NeoCart is one of the most rigorously studied restorative cell therapies for orthopedic use. Histogenics recently completed enrollment of its NeoCart Phase 3 clinical trial and expects to report top-line, one-year superiority data in the third quarter of 2018. NeoCart is designed to perform like articular hyaline cartilage at the time of treatment, and as a result, may provide patients with more rapid pain relief and accelerated recovery as compared to the current standard of care. Histogenics’ technology platform has the potential to be used for a broad range of additional restorative cell therapy indications. For more information on Histogenics and NeoCart, please visit www.histogenics.com.

Forward-Looking Statements

Various statements in this release are “forward-looking statements” under the securities laws. Words such as, but not limited to, “anticipate,” “believe,” “can,” “could,” “expect,” “estimate,” “design,” “goal,” “intend,” “may,” “might,” “objective,” “plan,” “predict,” “project,” “target,” “likely,” “should,” “will,” and “would,” or the negative of these terms and similar expressions or words, identify forward-looking statements. Forward-looking statements are based upon current expectations that involve risks, changes in circumstances, assumptions and uncertainties.

Important factors that could cause actual results to differ materially from those reflected in Histogenics’ forward-looking statements include, among others: the timing and success of Histogenics’ NeoCart Phase 3 clinical trial, including, without limitation, possible delays in generating the data from the clinical trial; the ability to obtain and maintain regulatory approval of NeoCart or any product candidates, and the labeling for any approved products; MEDINET’s ability to initiate NeoCart clinical development in Japan in a timely manner; NeoCart’s regulation as a Regenerative Medical Product; the market size and potential patient population in Japan; the scope, progress, timing, expansion, and costs of developing and commercializing Histogenics’ product candidates; the ability to obtain and maintain regulatory approval regarding the comparability of critical NeoCart raw materials following our technology transfer and manufacturing location transition; the size and growth of the potential markets for Histogenics’ product candidates and the ability to serve those markets; Histogenics’ expectations regarding its expenses and revenue; and other factors that are described in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of Histogenics’ Annual Report on Form 10-K for the year ended December 31, 2016 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2017, which are on file with the SEC and available on the SEC’s website at www.sec.gov. Additional factors may be set forth in those sections of Histogenics’ Annual Report on Form 10-K for the year ended December 31, 2017, to be filed with the SEC in the first quarter of 2018. In addition to the risks described above and in Histogenics’ annual report on Form 10-K and quarterly reports on Form 10-Q, current reports on Form 8-K and other filings with the SEC, other unknown or unpredictable factors also could affect Histogenics’ results.

There can be no assurance that the actual results or developments anticipated by Histogenics will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, Histogenics. Therefore, no assurance can be given that the outcomes stated in such forward-looking statements and estimates will be achieved.

All written and verbal forward-looking statements attributable to Histogenics or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to herein. Histogenics cautions investors not to rely too heavily on the forward-looking statements Histogenics makes or that are made on its behalf. The information in this release is provided only as of the date of this release, and Histogenics undertakes no obligation, and specifically declines any obligation, to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

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HISTOGENICS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Revenue	$—	$—	$—	$—
Operating expenses:
Research and development	3,366	5,317	15,566	21,577
General and administrative	2,667	2,389	9,384	8,530
Impairment of intangible asset	—	200	–	200

Total operating expenses	6,033	7,906	24,950	30,307

Loss from operations	(6,033)	(7,906)	(24,950)	(30,307)
Other income (expense):
Interest income (expense), net	20	(5)	134	(60)
Other income (expense), net	25	50	(116)	(248)
Warrant expense	–	(44)	–	(3,100)
Change in fair value of warrant liability	(808)	16,968	(1,482)	17,507

Total other income (expense), net	(763)	16,969	(1,464)	14,099

Net Income (loss)	$(6,796)	$9,063	$(26,414)	$(16,208)

Net Income (loss) attributable to common stockholders
Basic:	$(6,129)	$5,844	$(22,499)	$(13,863)
Diluted:	$(6,129)	$(11,125)	$(22,499)	$(31,370)
Net Income (loss) per common share:
Basic:	$(0.26)	$0.34	$(0.99)	$(0.97)
Diluted:	$(0.26)	$(0.63)	$(0.99)	$(2.18)
Weighted-average shares used to compute earnings (loss) per common share:
Basic:	24,005,598	17,143,121	22,669,819	14,256,954
Diluted:	24,005,598	17,508,120	22,669,819	14,389,192

HISTOGENICS CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(in thousands, except share and per share data)

	December 31, 2017	December 31, 2016
Cash, cash equivalents and marketable securities	$7,981	$31,908
Prepaid expenses and other current assets	194	173
Property and equipment, net	2,723	3,860
Other assets, net	137	137

Total assets	$11,035	$36,078

Current liabilities	$3,805	$5,171
Warrant and other non-current liabilities	18,498	17,340
Total stockholders’ equity (deficit)	(11,268)	13,567

Total liabilities and stockholders’ equity (deficit)	$11,035	$36,078

Contact:

Investor Relations

Tel: +1 (781) 547-7909

InvestorRelations@histogenics.com

SOURCE: Histogenics Corporation